                          MOONLIGHT INTERNATIONAL CORP.



                                          contact:         Leon Golden
                                                           Secretary
                                                           718-646-4175


FOR IMMEDIATE RELEASE:


MOONLIGHT INTERNATIONAL CORP:  RECEIVES LICENSING FEE

         Jersey City, NJ - September 17, 1996 - Moonlight International Corp. (Electronic Over- the-Counter Bulletin Board - LYTE) in its on-going efforts to commercialize a line of unique helium-filled lighting balloons providing enormous shadow-free, non-dazzling luminosity with an extremely low energy consumption has entered into a License Agreement with Golf Lite, Inc. ("Golf"), whereby Golf has obtained an exclusive field-of-use license to utilize certain proprietary information, including patent rights throughout the term of such Agreement with such use being expressly limited to exclusive worldwide license to sell the LYTE helium balloons/source products to golf courses only. In exchange therefore LYTE is to receive the sum of $1,000,000 as a non-refundable one time licensing fee and an initial $100,000 payment was received by LYTE on September 13, 1996 with the balance of $900,000 being due and payable, pursuant to promissory note, on or before April 30, 1998. Amongst other related matters, the License Agreement provides for LYTE to receive an on-going 15% royalty fee on gross revenues of LYTE sales made by Golf throughout the term of the Agreement and certain additional payments based upon gross income derived from any and all revenues received as a result of installation of LYTE products by Golf including any and all publicity, endorsement and/or contracts which may generate revenues as a result of such installation.

         LYTE, in accordance with License Agreements entered into in October - November 1995, acquired certain exclusive field-of-use worldwide rights to utilize certain proprietary information including patent rights and technical know how relating to lighting of primarily outdoor facilities utilizing inflatable balloons and related paraphernalia.


                                        6